Exhibit 99.1

Theravance Biopharma Announces Closing of Public Offering of Its Ordinary Shares
DUBLIN, IRELAND--(Marketwired - May 4, 2016) - Theravance Biopharma, Inc. (NASDAQ: TBPH) today announced that it has closed the sale of its previously announced underwritten public offering of 5,479,750 ordinary shares, including the underwriters' full exercise of their option to purchase 714,750 additional shares. The net proceeds to Theravance Biopharma from the offering are approximately $107.7 million, after deducting the underwriting discount and estimated offering expenses.
Leerink Partners and Evercore ISI acted as the joint book-running managers for the offering. Guggenheim Securities acted as lead manager and Baird acted as co-manager.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains "forward-looking statements" that are subject to significant risks and uncertainties. Actual results could differ materially from those projected and Theravance Biopharma cautions investors not to place undue reliance on the forward-looking statements contained in this release. Risks and uncertainties relating to Theravance Biopharma and its business can be found in the "Risk Factors" section of Theravance Biopharma's Form 10-K, filed with the Securities and Exchange Commission ("SEC") on March 11, 2016, and in the prospectus supplement relating to the offering filed with the SEC on April 28, 2016. Theravance Biopharma undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Theravance Biopharma's expectations.